Exhibit 99

   NEWS
[LOGO]
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886
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Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Announces Adoption of Succession Plan for CEO and COO

WESTFORD, Mass., August 18, 2009 – Kadant Inc. (NYSE: KAI) announced that William A. Rainville will become executive chairman and Jonathan W. Painter will be named chief executive officer and a director effective January 3, 2010, as part of a succession plan adopted by the board of directors. Mr. Painter also has been promoted to president and chief operating officer of the company effective September 1, 2009. The company also announced that Eric T. Langevin will become chief operating officer and an executive vice president effective January 3, 2010. Both Mr. Painter and Mr. Langevin are currently executive officers of the company.

Mr. Painter, 50, has been an executive vice president of the company for 12 years, and served in several capacities, most recently as head of the company’s fiberline businesses, consisting of its stock preparation and fiber-based product lines. He was also responsible for merger and acquisition activity until 2008, and negotiated the successful acquisition of The Johnson Corporation, now Kadant Johnson Inc., in 2005. In addition, Mr. Painter served as the treasurer of Thermo Electron Corporation and the company from 1994 to 1997. Mr. Langevin, 46, has been a senior vice president and head of the company’s paperline businesses, consisting of its paper machine accessory equipment, fluid-handling, and water management product lines, since 2006. Mr. Langevin joined the company in 1986 as a product development engineer and has held several managerial roles before becoming president of the paper machine accessory business in 2001.

The succession plan is designed to retain the services of Mr. Rainville, 67, and Edward J. Sindoni, who turns 65 in October and is currently executive vice president and chief operating officer, for one year from the appointment of their successors. In the newly created position of executive chairman, Mr. Rainville will continue to participate in strategic planning and acquisition activities, consult with management on operational matters and be responsible for corporate governance matters. Mr. Rainville is expected to continue as a director in a non-executive role after his retirement at the end of the 2010 fiscal year. Mr. Sindoni will consult and advise on strategic and operational matters before retiring as an employee on September 1, 2010.

“After 27 years of leading Kadant and its predecessors, I am confident that the changes announced today put in place a strong team of leaders to build on Kadant’s successes,” said Mr. Rainville, chairman and chief executive officer. “The board had the opportunity to consider several strong candidates and I believe the board has made outstanding choices in the selection of Jon as CEO and Eric as COO, and they have my full and unqualified support. The board and I also wanted to ensure a smooth transition to the next generation of leadership of the company, at a time when Ed and I can share our accumulated experience in our new roles. I want to thank Ed for the terrific job he has done over his 22-year career with Kadant, most recently as my right-hand, as we developed and grew the company.”

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“In adopting this succession plan, the board wanted to provide for continuity of leadership,” said Dr. John M. Albertine, chairman of the board’s compensation committee. “Speaking on behalf of the entire board, we are enormously grateful to Bill and Ed for their leadership and many accomplishments in transforming Kadant into a worldwide industrial equipment supplier, and we recognize the importance of an orderly transition as senior management nears retirement. We are pleased that the culmination of the succession planning process has yielded the continued availability of both Bill and Ed during this transition.”

“I am deeply honored to follow Bill as the next CEO of Kadant,” said Mr. Painter. “Bill has had a long and successful career and enjoys the respect of his peers and competitors in the paper industry. I am particularly pleased that Kadant will continue to benefit from his and Ed’s years of experience. We are a proud company with a strong reputation for quality and innovation in our products and services and dedication to our customers, built through Bill’s exemplary leadership and dedication. I look forward to building on this foundation.”

Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $329 million in 2008 and 1,600 employees in 16 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our succession plan and future prospects. There can be no assurance that we will be able to record and recognize revenue on pending orders. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading “Risk Factors” in Kadant’s quarterly report on Form 10-Q for the period ended July 4, 2009. These include risks and uncertainties relating to worldwide and local economic conditions as well as the pulp and paper industry; our debt obligations; restrictions in our credit agreement and compliance with covenants; future restructurings; significance of sales and operation of manufacturing facilities in China; international sales and operations; competition; soundness of suppliers and customers; soundness of financial institutions; litigation and warranty costs related to our discontinued operation; our acquisition strategy; factors influencing our fiber-based products business; protection of patents and proprietary rights; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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